UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 30, 2023
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
500 North Shoreline, Ste. 800, Corpus Christi, Texas, U.S.A.		78401
(U.S. corporate headquarters)		(Zip Code)
1830 – 1030 West Georgia Street Vancouver, British Columbia, Canada		V6E 2Y3
(Canadian corporate headquarters)		(Zip Code)

(Address of principal executive offices)

(361) 888-8235
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	UEC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐
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Item 7.01         Regulation FD Disclosure

On November 30, 2023, Uranium Energy Corp. (the “Company” or “UEC”) issued a news release to announce that it and TerraPower had entered into a memorandum of understanding (“MOU”) with objectives of reestablishing domestic supply chains of uranium fuel. This MOU will allow TerraPower and UEC to explore the potential supply of uranium for TerraPower’s first-of-kind Natrium™ reactor1 and energy storage system.

The Natrium demonstration project, being built in Kemmerer, Wyoming, will be a commercial scale plant upon completion and will begin operations within a decade.

UEC and TerraPower have made significant investments in the nuclear fuel cycle and commercial scale deployment of clean energy projects that will directly benefit the U.S. economy. This includes delivering carbon-free power, high paying jobs, and providing support for establishing a robust U.S. nuclear fuel supply chain for Small Modular (“SMR”) and Advanced Reactors (“AR”) and their high assay low enriched uranium (“HALEU”) requirements. These new reactors, like TerraPower is advancing in Wyoming, present innovative leaps in technology that can help address the world’s growing clean energy needs with abundant 24/7, carbon-free power.

SMRs and ARs present the fastest growing segment of nuclear energy in the United States and need a secure, domestic fuel supply chain. The first step of the supply chain is uranium, and UEC’s Wyoming resources have the critical mass to be a highly reliable source of uranium for American HALEU and a good strategic fit to supply TerraPower’s Natrium reactor.

Wyoming’s Governor Mark Gordon stated “This MOU is a great step forward for the Wyoming uranium industry, which is host to the largest uranium reserves in the United States. It makes no sense to depend on Russian uranium and enrichment technology, when a fully domestic fuel source can be found here in Wyoming and manufactured in the United States. TerraPower chose Wyoming as a partner for their Natrium advanced nuclear reactor plant. Once again, they are demonstrating leadership and commitment to a nuclear future in Wyoming through this MOU with Uranium Energy Corp.”

“TerraPower continues to move forward in bringing the Natrium reactor to market, and that includes establishing our fuel supply chain,” said Chris Levesque, TerraPower President and CEO. “A robust, domestic supply chain for nuclear fuel is crucial as we deploy the next generation of nuclear energy. Wyoming has long been a leader in uranium mining, and we look forward to collaborating with UEC on the potential opportunity for Wyoming uranium to fuel our first reactor.”

Amir Adnani, UEC President and CEO stated: “UEC is pleased to form strategic relationships that support the emerging uranium demand from SMRs and ARs, and we look forward to working with TerraPower and the prospect of providing the uranium they need to operate their Wyoming Natrium reactor. In these geopolitically complex times, UEC’s vision is to be the leading provider of conflict-free, American uranium for the existing, as well as the new reactors that will come online.”

1 A TerraPower and GE Hitachi technology

The Natrium technology is a 345-megawatt sodium-cooled fast reactor coupled with a molten salt-based energy storage system than can boost power output to 500-megawatts to serve peak demand: making it the ideal technology to pair with energy grids that have high penetrations of renewable resources. The Natrium reactor is the only advanced reactor that can provide stability to the grid with clean, baseload energy while seamlessly boosting output to meet variable power needs.

UEC’s Wyoming production platform includes a portfolio of over 20 uranium projects, that in total contain the largest S-K 1300 compliant resource base in the United States. Four of the projects in the Powder River Basin are fully permitted for in-situ recovery (“ISR”) production including the Irigaray Central Processing Plant and Christensen Ranch ISR facilities in Johnson County, Wyoming where UEC’s initial production will be focused.

About TerraPower

TerraPower is a leading nuclear innovation company that strives to improve the world through nuclear energy and science. Since it was founded by Bill Gates and a group of like-minded visionaries, TerraPower has emerged as an incubator and developer of ideas and technologies that offer energy independence, environmental sustainability, medical advancement and other cutting-edge opportunities. It accepts and tackles some of the world’s most difficult challenges. Behind each of its innovations and programs, TerraPower actively works to bring together the strengths and experiences of the world’s public and private sectors to use advanced nuclear to answer pressing global needs. Learn more at https://terrapower.com/.

Media Contact: press@terrapower.com

A copy of the news release is attached as Exhibit 99.1 hereto.

Item 9.01         Financial Statements and Exhibits

(d)                  Exhibits

Exhibit	Description
99.1	News Release dated November 30, 2023.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: November 30, 2023.	URANIUM ENERGY CORP. By: /s/ Pat Obara Pat Obara, Secretary and Chief Financial Officer
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